Exhibit 2



                6-5/8% DEBENTURES DUE DECEMBER 1, 2008

                       SECURITIES RESOLUTION NO. 3
                                      OF
                    CONSOLIDATED NATURAL GAS COMPANY


            The actions described below are taken by the Board (as such term is defined in the Indenture referred to below) of CONSOLIDATED NATURAL GAS COMPANY (the "Company") pursuant to resolutions adopted as of February 16, 1994, February 21, 1995 and April 9, 1996 and Section 2.01 of the Indenture dated as of April 1, 1995 (the "Indenture"), between the Company and United States Trust Company of New York, as trustee. Terms used herein and not defined have the same meaning as in the Indenture.

            RESOLVED, that the new series of Securities is autho-rized as follows:

            1. The title of the series is 6-5/8% Debentures Due December 1, 2008 ("6-5/8% Debentures").

            2. The form of the 6-5/8% Debentures shall be sub-stantially in the form of Exhibit 1 hereto.

            3. The 6-5/8% Debentures shall have the terms set forth in Exhibit 1.

            4. The 6-5/8% Debentures shall have such other terms as are set forth in Exhibit 2 hereto.

            5. The 6-5/8% Debentures shall be sold to the underwriters named in the Prospectus Supplement dated
December 10, 1996 on the following terms:

                              Price to Public:  99.865%
                              Underwriting Discount:  .447%

            This Securities Resolution shall be effective as of December 10, 1996.



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                                                                  EXHIBIT 1
                                                          CUSIP 209615 BR 3

      Unless this certificate is presented by an autho-rized representative of The Depository Trust Com-pany, a New York corporation ("DTC"), to the Com-pany or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized repre-sentative of DTC (and any payment is made to Cede
      & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANS-
      FER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR
      OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

No. R-1                                                        $150,000,000

                  CONSOLIDATED NATURAL GAS COMPANY
               6-5/8% Debentures Due December 1, 2008

CONSOLIDATED NATURAL GAS COMPANY
promises to pay to Cede & Co.

or registered assigns
the principal sum of One Hundred Fifty Million Dollars on December 1, 2008

Interest Payment Dates:       June 1 and December 1
         Record Dates:        May 15 and November 15


                                          Dated:  December 13, 1996

UNITED STATES TRUST                 CONSOLIDATED NATURAL GAS
  COMPANY OF NEW YORK                  COMPANY
Transfer Agent and Paying
Agent


                                      By:
                                           Senior Vice President
This is the Global Debenture
referred to in the within-
mentioned Indenture:

UNITED STATES TRUST COMPANY           (CORPORATE SEAL)
  OF NEW YORK                         Attest:
Trustee, by


_____________________________
Authorized Signature                  Assistant Secretary




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                  CONSOLIDATED NATURAL GAS COMPANY
               6-5/8% Debentures Due December 1, 2008


1.    Interest.

            Consolidated Natural Gas Company (the "Company"), a Delaware corporation, promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest semiannually on June 1 and December 1 of each year commencing June 1, 1997. Interest on the Securities will accrue from the most recent date to which inter-est has been paid or, if no interest has been paid, from December 13, 1996. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.    Method of Payment.

            The Company will pay interest on the Securities to the persons who are registered holders of Securities at the close of business on the record date for the next interest payment date, except as otherwise pro-vided in the Indenture. Holders must surrender Secu-rities to a Paying Agent to collect principal pay-ments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may pay principal and interest by check payable in such money. It may mail an interest check to a holder's registered address.

3.    Securities Agents.

            Initially, United States Trust Company of New York, 770 Broadway, New York, New York 10003, will act as Paying Agent, Transfer Agent and Registrar. The Com-pany may change any Paying Agent, Transfer Agent or Registrar without notice. The Company or any Affili-ate may act in any such capacity. Subject to certain conditions, the Company may change the Trustee.

4.    Indenture.

            The Company issued the securities of this series (the "Securities") under an Indenture dated as of April 1, 1995 ("Indenture") between the Company and United States Trust Company of New York ("Trustee"). The terms of the Securities include those stated in the Indenture and in the Securities Resolution creating the Securities and those made part of the Indenture



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                                    -2-



            by the Trust Indenture Act of 1939 (15 U.S. Code
            Sections 77aaa-77bbbb). Securityholders are referred to the Indenture, the Securities Resolution and the Act for a statement of such terms.

5.    Redemption.

            The Securities will not be redeemable prior to maturity.

6.    Denominations, Transfer, Exchange.

            The Securities are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Transfer Agent may require a holder, among other things, to furnish appropriate endorse-ments and transfer documents and to pay any taxes and fees required by law or the Indenture.

7.    Persons Deemed Owners.

            The registered holder of a Security may be treated as its owner for all purposes.

8.    Amendments and Waivers.

            Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the holders of a majority in principal amount of the Securities of all series affected by the amendment. Subject to certain exceptions, a default on a series may be waived with the consent of the holders of a majority in principal amount of the series.

            Without the consent of any Securityholder, the Inden-ture or the Securities may be amended, among other things, to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders; or to make any change that does not materially adversely affect the rights of any Securityholder.







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                                    -3-



9.    Restrictive Covenants.

            The Securities are unsecured general obligations of the Company limited to $150,000,000 principal amount. The Indenture does not limit other unsecured debt.
            It does limit certain mortgages and sale-leaseback transactions if the property or asset mortgaged or leased is used for, or related to, the transmission, distribution, exploration or production of natural gas. The limitations are subject to a number of important qualifications and exceptions.

10.   Successors.

            When a successor assumes all the obligations of the Company under the Securities and the Indenture, the Company will be released from those obligations.

11.   Defeasance Prior to Maturity.

            Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to maturity. U.S. Government Obli-gations are securities backed by the full faith and credit of the United States of America or certifi-cates representing an ownership interest in such Obligations.

12.   Defaults and Remedies.

            An Event of Default includes: default for 60 days in payment of interest on the Securities; default in payment of principal on the Securities; default by the Company for a specified period after notice to it in the performance of any of its other agreements applicable to the Securities; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Securities may declare the principal of all the Securities to be due and payable immediately.

            Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The



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                                    -4-



            Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that with-holding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

13.   Trustee Dealings with Company.

            United States Trust Company of New York, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affili-ates, and may otherwise deal with those persons, as if it were not Trustee.

14.   No Recourse Against Others.

            A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder by accepting a Secu-rity waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

15.   Authentication.

            This Security shall not be valid until authenticated by a manual signature of the Trustee.

16.   Abbreviations.

            Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gifts to Minors
            Act).



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                                    -5-



      The Company will furnish to any Securityholder upon writ-ten request and without charge a copy of the Indenture and the Securities Resolution, which contains the text of this
      Security in larger type.  Requests may be made to:   Sec-
      retary, Consolidated Natural Gas Company, CNG Tower, Pittsburgh, Pennsylvania 15222-3199.












































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                                                                  EXHIBIT 2


                           6-5/8% Debentures

                           Supplemental Terms


            In addition to the terms set forth in Exhibit 1 to Securities Resolution No. 3, the 6-5/8% Debentures shall have the following terms:

            1. Definitions. Capitalized terms used and not defined herein shall have the meaning given such terms in the Indenture. The following is an additional definition appli-cable to the 6-5/8% Debentures:

      "Depositary" means, with respect to the 6-5/8%
      Debentures issued as a global Security, The Depos-itory Trust Company, New York, New York, or any successor thereto registered under the Securities
      Exchange Act of 1934 or other applicable statute or regulation.

            2.      Securities Issuable as Global
                          Securities.

            (a) The 6-5/8% Debentures shall be issued in the form of one or more permanent global Securities and shall, except as otherwise provided in this Section 2, be registered only in the name of the Depositary or its nominee. Each global Security shall bear a legend substantially to the following effect:

      "Unless this certificate is presented by an autho-rized representative of The Depository Trust Com-pany, a New York corporation ("DTC"), to the Com-pany or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized repre-sentative of DTC (and any payment is made to Cede
      & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANS-
      FER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR
      OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein."

            (b) If at any time (i) the Depositary with respect to the 6-5/8% Debentures notifies the Company that it is



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unwilling or unable to continue as Depositary for such global
Security or (ii) the Depositary for the 6-5/8% Debentures shall no longer be eligible or in good standing under the Securities Exchange Act of 1934 or other applicable statute or regulation, the Company shall appoint a successor Depositary with respect to such global Security. If a successor Depositary for such global Security is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Transfer Agent shall register the exchange of such global Security for an equal principal amount of Regis-tered Securities in the manner provided in Section 2.07 of the Indenture.

            (c) The Transfer Agent shall register the transfer or exchange of a global Security for Registered Securities pur-suant to Section 2.07 of the Indenture if (i) a Default or Event of Default shall have occurred and be continuing with respect to the 6-5/8% Debentures or (ii) the Company determines that the 6-5/8% Debentures shall no longer be represented by global Securities.

            (d) In any exchange provided for in the preceding paragraphs (b) or (c), the Company will execute and the Regis-trar will authenticate and deliver Registered Securities. Reg-istered Securities issued in exchange for a global Security shall be in such names and denominations as the Depositary for such global Security shall instruct the Registrar. The Regis-trar shall deliver such Registered Securities to the persons in whose names such Securities are so registered.